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                                                                    NEWS RELEASE

(PHELPS DODGE LOGO)
           One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

                                                           FOR IMMEDIATE RELEASE
                                                  MEDIA:           Peter J. Faur
                                                                  (602) 366-7993

                                                  INVESTORS:  Stanton K. Rideout
                                                                  (602) 366-8589


     PHELPS DODGE MINING CO., NEW MEXICO AMEND FINANCIAL ASSURANCE AGREEMENT

PHOENIX, OCT. 1, 2003 - Phelps Dodge Corp. (NYSE:PD) and the state of New Mexico have amended the agreement they reached in May to provide for financial assurance required as part of the closure and closeout plans related to the operation of Phelps Dodge's subsidiaries at Chino, Tyrone and Cobre, the company announced today.

The amendment increases the cash component of the financial assurance agreement from $75 million to a benchmark objective of $109.8 million - including projected trust earnings - by Dec. 31, 2008. It also allocates the amounts and types of financial assurance required for each of the three New Mexico properties.

The amendment does not change the major principles established in the agreement reached in May. The total required amount of financial assurance remains at $484 million (net present value) for the three mines. Approximately 30 percent of this amount will be provided through a combination of cash trust funds and collateral; 70 percent will be provided as a corporate performance guarantee from Phelps Dodge Corp. The portion of financial assurance covered by the performance guarantee will be reduced over the next 10 years as reclamation projects are completed at the three mine sites.

New Mexico and Phelps Dodge mutually sought to amend the agreement after a subsidiary of Phelps Dodge Corp. announced that it had reached an agreement to acquire the one-third interest of its partner, Heisei Minerals Corp., in Chino Mines Co. Heisei, a subsidiary of Mitsubishi Materials Corp. and Mitsubishi Corp., said it decided to exit the partnership because Chino was no longer a strategic fit with its business.

As part of leaving the partnership, Heisei has agreed to deposit approximately $64 million in cash into an acceptable form of trust to cover its one-third share of closure/closeout financial assurance obligations at Chino. Under the terms of the amendment, the remaining financial assurance for Chino will be provided by a corporate performance guarantee from Phelps Dodge Corp.


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FINANCIAL ASSURANCE                                                  PAGE 2 OF 2

At Tyrone, financial assurance will be provided with a combination of a cash trust fund, collateral and a corporate performance guarantee. The trust fund will be funded initially with $17 million. Phelps Dodge's Tyrone operations will deposit a half million dollars into the fund on a quarterly basis until the fund totals $27 million or until the collective total of the three trust funds exceeds $109.8 million. Thirty percent of the net present value amount of financial assurance initially required for Tyrone will be provided by a combination of the cash trust fund and collateral. The balance will be provided with a Phelps Dodge corporate performance guarantee.

The trust fund for Cobre will be funded initially with $1 million. Phelps Dodge will deposit $100,000 into the fund on a quarterly basis until the fund totals $3 million or until the collective total of the three trust funds exceeds $109.8 million. Thirty percent of the net present value amount of financial assurance initially required for Cobre will be provided by a combination of the cash trust fund and collateral. The balance will be provided with a Phelps Dodge corporate performance guarantee.

Another component of the financial assurance agreement reached in May requires Phelps Dodge to spend at least $30 million over the next 10 years on accelerated reclamation activities in New Mexico. A list of projects and a schedule acceptable to the state have been developed as part of the amendment.

Financial assurance is a requirement of two state laws, the Water Quality Act and the Mining Act. Both laws require companies to provide financial assurance to the state that reclamation and closure work can proceed at a mine site in the event a company is unable to complete the work. Under New Mexico law, the amounts are premised on hiring a third party to complete the necessary work. The company plans to conduct the required reclamation at its New Mexico operations at the appropriate time in the life of each respective mine.


In the past, the company has met its financial assurance obligations through surety bonds. The insurance industry, however, no longer makes these bonds available as an economically feasible means of satisfying financial assurance obligations to support reclamation programs.

The amendment to the agreement, like the agreement itself, has the support of the governor of New Mexico, the state's environmental secretary and the state's secretary of energy, minerals and natural resources. The amendment is subject to public review and comment as well as the completion of required permitting processes.


Phelps Dodge Corp. is the world's second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company's two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 13,500 people in 27 countries.


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